Exhibit 10.32

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (the “Agreement”) is made as of November 14, 2011, by and between THE ACTIVE NETWORK, INC., a Delaware corporation with offices at 10182 Telesis Court, Suite 100, San Diego 92121 (the “Company”) and Jon Belmonte (“Executive”).

WHEREAS, Executive is the Company’s Chief Media Officer and Executive has announced his intention to resign from his position and leave the Company, and the Company wishes to have him continue his employment through December 31, 2011 (the “Departure Date”) in order to ensure an orderly transition.

WHEREAS, the Company and Executive desire to reach an agreement as to the rights, benefits and obligations of the parties arising out of Executive’s continued employment by the Company.

NOW, THEREFORE, the Company and Executive agree as follows:

1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for a term to commence on the date hereof (the “Commencement Date”) and expire on the Departure Date. The period between the Commencement Date and Expiration Date shall be the “Term.”

2. Title; Capacity; Duties.

(a)	Title. On the Effective Date, Executive will become the Company’s Special Corporate Projects Advisor, reporting to the Company’s President through the remainder of the Term.

(b)	Duties; Best Efforts and Company Rules. Executive agrees to devote his best efforts, attention and energies to the business and interests of the Company. In this regard, without limiting the foregoing, Executive agrees to actively participate in any special corporate projects assigned to him by the President of the Company. Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company and which are not inconsistent with the terms of this Agreement.

3. Compensation and Benefits. Executive shall continue to receive the salary and benefits in effect on the Effective Date through the Departure Date, including without limitation coverage under the Company’s health, life insurance and disability plans and eligibility to participate in the Company’s 401(k) plan. He also will be eligible to participate in the Company’s annual incentive program for fiscal year 2011 (“2011 AIP”) and shall be entitled to receive the amount he would otherwise would have been entitled to receive under the 2011 AIP had he remained employed by the Company through the bonus payment date. In addition, (i) the vesting of 71,041 of Executive’s outstanding unvested options set forth on Schedule A shall fully accelerate and become vested on the Departure Date and (ii) all of Executive’s stock options that are vested on the Departure Date will remain exercisable for a period of one year following the Departure Date (the “Option Benefits”). All unused paid time off shall be paid out upon the Executive’s departure pursuant to the Company’s policies. Executive further agrees that, within ten (10) days of the Departure Date, Executive will submit a final documented expense reimbursement statement reflecting all business expenses incurred by Executive in conducting the business of the Company during the Term, if any, for which Executive seeks reimbursement. Executive further acknowledges and agrees that he will not be entitled to any reimbursement for any expenses incurred by him after the Departure Date except as otherwise specifically set forth herein. The Company will reimburse Executive for these expenses pursuant to the Company’s policies. By the Departure Date, Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Executive has had in Executive’s possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (excluding computers, telephones, and/or mobile devices which Executive may retain provided all Confidential Information (as defined below) is removed from such electronic devices), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or Confidential Information (as defined below) of the Company (and all reproductions thereof).

4. Protection of Confidential Information. Executive acknowledges that during the course of his employment, he has had ongoing access and exposure to, and has obtained knowledge of Confidential Information belonging to the Company. For purposes of this Agreement, “Confidential Information” means all information that has actual or potential economic value to the Company from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use. Confidential Information includes, among other things, any and all information disclosed to Executive or known by Executive as a consequence of his employment with the Company that is not generally available to the public (unless such information enters the public domain and becomes available to the public through no fault on Executive’s part), about the Company, its finances, operations, business programs, officers, directors, partners, joint ventures, employees, contractors, vendors, suppliers, processes, procedures manuals, computer programs, sales services, research projects, product plans and pipelines, data, accounts, billing methods, pricing, profit margins, sales, statistical data, business methods, systems, plans, internal affairs, legal affairs, potential or existing reorganization plans, clients, transactions with clients, lists of clients’ names and addresses, sales and marketing techniques, any and all information entrusted to the Company by third parties and any and all information defined as a “Trade Secret” under the Uniform Trade Secrets Act. Executive represents and warrants that he is in full compliance with the Company’s Employee Proprietary Information and Inventions Assignment Agreement, and will continue to comply with the terms of that agreement. Executive agrees that he will not use, or willfully disclose to any person, at any time, any Confidential Information, except (a) in the normal course of business on behalf of the Company; (b) with the prior written consent of the Company; or (c) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Executive shall notify the Company as promptly as practicable (and, if possible, prior to making such disclosure). Executive also agrees to use reasonable efforts to prevent any such prohibited use by any other person.

5. Future Cooperation. Executive agrees to cooperate reasonably with the Company, its successors, and all the Company affiliates (including the Company’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company reasonably believes Executive may have knowledge or information. Executive further agrees to make himself available at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section to require Executive to make himself available to an extent that it would unreasonably interfere with employment responsibilities that he may have, and shall reimburse Executive for any pre-approved reasonable business travel expenses that he incurs on the Company’s behalf as a result of this Section, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy. Executive agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls him as a witness. Executive further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against the Company, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives.

6. Non-Disparagement. Executive agrees not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation, or personal reputation, and the Company agrees to take reasonable steps to ensure that none of its officers and/or directors disparage Executive, in any manner likely to be harmful to his business or personal reputation; provided that each party may respond accurately and fully to any question, inquiry or request for information when required by legal process.

7. Executive’s General Release. In consideration of the benefits provided under this Agreement, including without limitation the Option Benefits provided by the Company to the Executive under Section 3 of this Agreement, Executive on his own individual behalf and on behalf of his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with the Company, or the cessation of that employment.

8. Waiver of Employment-Related Claims. Executive understands and agrees that, with the exception of potential employment-related claims identified below, he is waiving and releasing any and all rights or remedies he may have had or now has to pursue against the Company or any of the Releasees for any employment-related causes of action, including without limitation, claims of wrongful discharge, breach of contract (including, without limitation, stock option-related contracts and grants), breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, personal injury, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Federal Rehabilitation Act, the Family and Medical Leave Act, the Health Insurance and Portability and Accountability Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Equal Pay Act of 1963, the provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, conditions of employment (including wage and hour laws) and/or employment discrimination. Claims not covered by Executive’s release are (i) claims for unemployment insurance benefits, (ii) claims under the California Workers’ Compensation Act (Executive represents, however, that he is not aware of having sustained any work-related injuries), (iii) administrative charges before the U.S. Equal Employment Opportunity Commission (Executive represents, however, that he is not aware of any factual or legal basis for making any such administrative charge), and (iv) claims arising out of the breach of this Agreement. Executive expressly acknowledges that the Company would not enter into this Agreement but for the representation and warranty that Executive is hereby releasing any and all claims of any nature whatsoever, known or unknown, whether statutory or at common law, which Executive now has or could assert directly or indirectly against any of the Releasees (other than as expressly set forth herein).

9. The Company’s General Release. In consideration of the benefits provided under this Agreement, the Company, on behalf of its current, former and future subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns, fully and forever releases and discharges Executive, his heirs, executors, administrators, assigns and successors, with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, arising out of, or in connection with, or resulting from Executive’s employment with the Company, or the cessation of that employment.

10. Waiver of Unknown Claims. The Parties expressly waive any and all statutory and/or common law rights they may have to the effect that a General Release does not release unknown claims, including any rights under Section 1542 of the Civil Code of the State of California, which states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The Parties expressly agree and understand that the Releases given by them pursuant to this Agreement apply to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which may exist against one another, or any of the other Releasees.

11. Consideration/Revocation Period. This Agreement is intended to release and discharge any claims by Executive under the Age Discrimination and Employment Act. To satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. section 626(f), the Parties agree as follows:

(a)	Executive acknowledges that he has read and understands the terms of this Agreement.

(b)	Executive acknowledges that he has been advised to consult with independent counsel regarding this Agreement, and that he has received all counsel necessary to willingly and knowingly enter into this Agreement.

(c)	Executive acknowledges that he has been given at least twenty-one (21) days to consider the terms of this Agreement (the “Consideration Period”), has taken sufficient time to consider whether to execute it, and has chosen to enter into this Agreement knowingly and voluntarily. Executive understands that, at Executive’s option, Executive may elect not to use the full 21-day period. If Executive does not present an executed copy of this Agreement to the Company on or before the expiration of the Consideration Period, this Agreement and the offer it contains will lapse.

(d)	For seven (7) days following the execution of this Agreement (should he elect to execute it), Executive may revoke this Agreement by delivering a written revocation to the Company, which revocation must be received by the Company by 5:00 p.m. on the seventh day in order to be effective. This Agreement shall not become effective until the eighth (8th) day after Executive executes and does not revoke it (the “Effective Date”). If Executive either fails to sign the Agreement during the Consideration Period, or revokes it prior to the Effective Date, he shall not receive any of the consideration described herein, including without limitation the Option Benefits, and all such consideration previously delivered, as applicable, shall be immediately returned by Executive to the Company and/or immediately cancelled and forfeited.

12. Severability. The Parties agree that if any provision of the releases given under this Agreement is found to be unenforceable, it will not affect the enforceability of the remaining provisions and the courts may enforce all remaining provisions to the extent permitted by law.

13. Confidentiality. The Executive agrees to keep the terms of this Agreement, and any negotiations related thereto, completely confidential, and not to disclose any information concerning this Agreement or its terms, except (i) to Executive’s immediate family, legal counsel, and/or financial advisors, who will be informed of and bound by this confidentiality clause, (ii) in response to a subpoena issued by a court of competent jurisdiction or as otherwise required by law, (iii) as may be necessary to enforce this Agreement, or (iv) Executive may disclose the terms of (but not the negotiations related to) this Agreement once the Agreement has been publicly filed with the U.S. Securities and Exchange Commission.

14. Integrated Agreement. The parties represent and warrant that they are not relying, and have not relied, upon any representations or statements, verbal or written, made by any other with regard to the facts involved in this controversy, or their rights (or asserted rights) arising out of their alleged claims, or the execution and/or terms of this Agreement, except as provided herein. The parties acknowledge that this Agreement contains the entire agreement between the parties concerning its subject matter, and further acknowledge and agree that parol evidence shall not be required to interpret the parties’ intent. The parties acknowledge the prior existence of the Retention Agreement executed between Executive and the Company dated August 17, 2005, as amended on December 22, 2008, and further acknowledge and agree that such agreement is terminated and of no further force and effect.

15. Tax Liability/Indemnification. Executive assumes full responsibility for any and all taxes, interest and/or penalties that may ultimately be assessed upon the consideration, including the Option Benefits, provided hereunder. In the event that any taxing authority seeks to collect taxes, interest and/or penalties from the Company on the consideration, including the Option Benefits, conveyed to Executive under this Agreement, Executive will hold the Company harmless from any and all claims for such taxes, interest and/or penalties and will indemnify the Company against any such claims.

16. Voluntary Execution. The Parties acknowledge that they have read and understand this Agreement and that they sign it voluntarily and without coercion. The Parties further agree that if any of the facts or matters upon which they relied in signing this Agreement prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

17. Waiver, Amendment and Modification. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

18. Governing Law. This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language of this Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.

19. Counterparts. This Agreement may be signed in counterparts and said counterparts shall be treated as though signed as one document.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

Dated: November 14, 2011		/s/ Jon Belmonte
Jon Belmonte

THE ACTIVE NETWORK, INC.

Dated: November 14, 2011	By:	/s/ Matt Landa
	Name:	Matt Landa
	Title:	President

Schedule A

Grant	Number of Unvested Options with Vesting Acceleration
20412334	12,500
20412573	12,500
20412960	3,172
20412961	40,577
X0000023	624
X0000396	1,668

71,041